Exhibit 99.1

Contact:

Joy Marshall

joy_marshall@ucbi.com

(864) 241-8738

United Community Chief Financial Officer Jefferson Harralson to Retire After Nearly a Decade of Dedicated Service

Company to Conduct Nationwide Search for Successor; Harralson to Remain Through Year-end In order to Complete Transition

GREENVILLE, S.C., April 28, 2026 /PRNewswire/ — United Community today announced that Jefferson Harralson, executive vice president and chief financial officer, is electing to retire after nine years with the company. Mr. Harralson has agreed to remain until the end of the year to ensure continuity and a smooth transition for his successor.

The Greenville, S.C.-based bank has engaged Korn Ferry, a leading global organizational consulting firm, to assist in the search for Mr. Harralson’s replacement.

“Jefferson has been a valued and trusted member of our leadership team, and we are deeply grateful for the dedication, professionalism, and integrity he has consistently brought to his role,” said Lynn Harton, chairman and chief executive officer of United Community. “While we will miss his daily presence, we are grateful for the strong foundation he leaves behind and look forward to building on it.”

United Community extends its sincere appreciation to Mr. Harralson for his years of service and wishes him continued success as he plans for retirement.

About United Community

United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top-100 U.S. financial institution committed to building stronger communities and improving the financial health and well-being of its customers. United Community offers a full range of banking, mortgage and wealth management services. As of March 31, 2026, United Community Banks, Inc. had $28.2 billion in assets and operated 200 offices across Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee. The company also manages a nationally recognized SBA lending franchise and an equipment finance subsidiary, extending its reach to businesses across the country. United Community is the most awarded bank in the Southeast for Retail Banking Customer Satisfaction by J.D. Power, earning more awards than any other bank in the region, including recognition in 12 of the last 17 years. The company has also been named one of the “Best Banks to Work For” by American Banker for nine consecutive years. In commercial banking, United earned multiple 2026 Greenwich Best Bank awards for Small Business Banking. Forbes has consistently named United among the World’s Best and America’s Best Banks. Learn more at ucbi.com.